Exhibit 99.1

Portland, Oregon

December 8, 2005

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES EARNINGS OF $0.84 PER SHARE FOR THE QUARTER ENDED OCTOBER 31, 2005

Cascade Corporation (NYSE: CAE) today reported net income for the third quarter of fiscal 2006 of $10.8 million, a 25% increase from $8.7 million for the third quarter of fiscal 2005.  Net sales for the third quarter of fiscal 2006 were $112.6 million or 17% greater than the third quarter of fiscal 2005.

Third Quarter Fiscal 2006 Summary

•                  Summary financial results for the third quarter and results for the comparable quarter of the previous year are outlined below (in thousands, except earnings per share):

Quarter ended October 31,	2005	2004	% Change
Net sales	$112,599	$96,342	17%
Gross profit	36,824	30,884	19%
Gross profit %	33%	32%
SG&A	19,287	18,151	6%
Amortization	251	162	—
Insurance litigation recovery	—	(1,300)	—
Environmental expense	—	155	—
Interest expense, net	429	790	(46)%
Other expense	191	516	(63)%
Gain on sale of investment	—	(1,044)	—
Income before tax	16,666	13,454	24%
Provision for income taxes	5,838	4,763
Effective tax rate	35%	35%
Net income	$10,828	$8,691	25%
Diluted earnings per share	$0.84	$0.68	24%

•                  Higher sales in North America, Europe and Asia-Pacific all contributed to the 17% increase in total revenues.  Revenue growth in North America, Europe and Asia Pacific was 20%, 10% and 17%, respectively, over the prior year’s third quarter.  Foreign currency changes were not significant for the quarter.

•                  Consolidated gross profit percentage of 33% was up slightly from the 32% in the comparable quarter of the prior year.  Margins were favorably impacted by increased absorption of fixed costs due to higher volumes and price increases.  This was substantially offset by continuing increases in material costs and by increased sales of lower margin OEM products.

•                  Results for the third quarter of fiscal 2005 include income of $2.3 million related to an insurance litigation recovery and a gain on the sale of an investment.  The after-tax effect of these items was $1.5 million or $0.11 per diluted share.

•                  The increase in SG&A was primarily attributable to share-based compensation, increases in consulting fees and marketing costs and currency changes.

Market Conditions

•                  Year-to-date shipments in the North American lift truck market were up 18% over the prior year, with the shipments in the most recent quarter reflecting a more modest increase of 4%.  Based on current booking levels, lift truck shipments should remain strong through at least the remainder of the year.  Although lift truck shipments are an indicator of the general health of the industry, they do not necessarily correlate directly with the demand for Cascade’s products.

•                  Year-to-date shipments in the European lift truck market were up 3% over the prior year.  However, the trend in the third quarter was flat in comparison with the third quarter of last year.

•                  Year-to-date and third quarter shipments in the Asia-Pacific lift truck market were up 11% and 13%, respectively, compared to the prior year.  We continue to see strength in the Asia-Pacific region as a whole and in the Chinese market in particular.

•                  We are continuing to aggressively work to mitigate the effect of steel cost increases through a variety of means.   We will continue these efforts in the coming months, although there is no assurance we will be able to mitigate the full impact of all steel cost increases.

North America Summary

Quarter ended October 31,	2005	2004	% Change
Net sales	$65,056	$53,898	21%
Gross profit	26,429	20,898	26%
Gross profit %	41%	39%
SG&A	11,392	10,676	7%
Amortization	37	30	23%
Insurance litigation recovery	—	(1,300)	—
Environmental expense	—	155	—
Operating income	$15,000	$11,337	32%

•                  Higher shipments and sales in the third quarter reflect a strong North American lift truck market. Details of the revenue increase for the quarter over the prior year quarter follow (in thousands):

Revenue growth	$10,682	20%
Foreign currency changes	476	1%
Total	$11,158	21%

•                  The gross profit percentage of 41% was higher than the 39% in the prior year.  The increase was due to better fixed cost absorption from higher shipment volumes.  This increase was offset somewhat by higher material costs and additional shipments of certain lower margin OEM products.

•                  Increased SG&A expenses were primarily attributable to share-based compensation expense and consulting fees.

Europe Summary

Quarter ended October 31,	2005	2004	% Change
Net sales	$29,786	$27,614	8%
Gross profit	4,585	5,135	(11)%
Gross profit %	15%	19%
SG&A	5,336	5,534	(4)%
Amortization	207	126	64%
Operating loss	$(958)	$(525)	82%

•                  Details of the revenue increase for the quarter over the prior year quarter follow (in thousands):

Revenue growth	$2,664	10%
Foreign currency changes	(492)	(2)%
Total	$2,172	8%

•                  Revenue growth in Europe can be attributed to strong demand for OEM products and to additional fork production capacity acquired in the prior year with the purchase of assets of a major German competitor.

•                  Gross margins declined in the third quarter of the current year.  Factors contributing to lower gross margins include higher steel costs, increased sales of lower margin OEM products and costs related to the closure of a manufacturing facility in The Netherlands.

•                  We announced in the second quarter our plans to close a manufacturing facility in The Netherlands.  The plant closure eliminated excess production capacity for attachment products in Europe and transferred certain production assets to other facilities in The Netherlands and Italy.  Total estimated costs of the closure, primarily related to employee terminations and movement of equipment, are $2.1 million.  Our costs incurred year-to-date are $1.4 million.  During the third quarter we incurred $1.1 million of costs related to the closure.  We expect to incur the remaining costs of $700,000 by the end of fiscal 2006.

•                  SG&A decreased 4% due to lower marketing and warranty and other miscellaneous cost reductions.

Asia Pacific Summary

Quarter ended October 31,	2005	2004	% Change
Net sales	$17,757	$14,830	20%
Gross profit	5,810	4,851	20%
Gross profit %	33%	33%
SG&A	2,559	1,941	32%
Amortization	7	6	17%
Operating income	$3,244	$2,904	12%

•                  All markets in the Asia-Pacific region made a significant contribution to the increase in total revenues.  Details of the revenue increase for the quarter over the prior year quarter follow (in thousands):

Revenue growth	$2,551	17%
Foreign currency changes	376	3%
Total	$2,927	20%

•                  The increase in SG&A was primarily due to higher employee benefit costs and professional fees in China.

•                  We are currently planning a significant expansion of our manufacturing capabilities in China with an anticipated investment of up to $23 million over the next 18 months.  This investment will position us to undertake a significant expansion of our business in the Asia Pacific region.

Dividend

•                  On December 6, 2005, the Company’s Board of Directors declared a quarterly dividend of $.15 per share, payable on January 23, 2006, to shareholders of record as of January 5, 2006.

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf.  These include among others factors related to general economic conditions, demand for materials handling products, performance of our manufacturing facilities and the cyclical nature of the materials handling industry.  Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on Thursday, December 8th at 2:00 pm PST.  Robert C. Warren, President and Chief Executive Officer, and Richard “Andy” Anderson, Senior Vice President and Chief Financial Officer will host the call.  The conference call can be accessed in the U.S. and Canada by dialing (800) 218-0204, International callers can access the call by dialing (303) 262-2140.  Participants are encouraged to dial-in 15 minutes prior to the beginning of the call.  A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 405-2236 and entering pass-code 11045271#, or internationally, by dialing (303) 590-3000.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com.  Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks.  Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Richard S. “Andy” Anderson

Senior Vice President and Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited – in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 31		October 31
	2005	2004	2005	2004
Net sales	$112,599	$96,342	$342,080	$282,246
Cost of goods sold	75,775	65,458	231,197	190,635
Gross profit	36,824	30,884	110,883	91,611

Selling and administrative expenses	19,287	18,151	56,333	54,135
Amortization	251	162	1,195	470
Insurance litigation recovery	—	(1,300)	—	(1,300)
Environmental expense	—	155	—	155

Operating income	17,286	13,716	53,355	38,151
Interest expense	727	934	2,177	2,758
Interest income	(298)	(144)	(576)	(364)
Other expense	191	516	24	574
Gain on sale of investment	—	(1,044)	—	(1,044)

Income before provision for income taxes	16,666	13,454	51,730	36,227
Provision for income taxes	5,838	4,763	17,944	12,824

Net income	$10,828	$8,691	$33,786	$23,403

Basic earnings per share	$0.87	$0.71	$2.74	$1.93
Diluted earnings per share	$0.84	$0.68	$2.63	$1.84

Basic weighted average shares outstanding	12,403	12,195	12,312	12,149
Diluted weighted average shares outstanding	12,966	12,799	12,848	12,705

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except per share amounts)

	October 31	January 31
	2005	2005

ASSETS
Current assets:
Cash and cash equivalents	$30,490	$30,482
Marketable securities	28,978	1,503
Trade accounts receivable, less allowance for doubtful accounts of $1,556 and $2,182	71,002	70,728
Inventories	52,157	46,212
Deferred income taxes	3,450	3,042
Prepaid expenses and other	5,786	4,592
Total current assets	191,863	156,559
Property, plant and equipment, net	75,156	82,027
Goodwill	76,361	74,786
Deferred income taxes	9,984	9,688
Other assets	4,711	5,032
Total assets	$358,075	$328,092

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$2,682	$2,461
Current portion of long-term debt	12,775	12,916
Accounts payable	21,288	25,778
Accrued payroll and payroll taxes	7,225	7,283
Income taxes payable	3,215	2,068
Other accrued expenses	13,214	11,005
Accrued environmental expenses	893	894
Total current liabilities	61,292	62,405
Long-term debt, net of current portion	25,085	25,187
Accrued environmental expenses	7,256	7,799
Deferred income taxes	4,562	3,988
Postretirement and defined benefit obligations	7,928	7,560
Other liabilities	3,177	3,270
Total liabilities	109,300	110,209

Shareholders’ equity:
Common stock, $.50 par value, 20,000 authorized shares; 12,448 and 12,224 shares issued and outstanding	6,224	6,112
Additional paid-in capital	20,305	20,004
Unamortized deferred compensation	—	(4,506)
Retained earnings	217,481	188,507
Accumulated other comprehensive income	4,765	7,766
Total shareholders’ equity	248,775	217,883
Total liabilities and shareholders’ equity	$358,075	$328,092

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

	Nine Months Ended
	October 31
	2005	2004
Cash flows from operating activities:
Net income	$33,786	$23,403
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	12,208	10,672
Share-based compensation and amortization of deferred compensation	1,243	861
Deferred income taxes	(755)	(331)
Gain on disposition of assets	93	(76)
Changes in operating assets and liabilities:
Trade accounts receivable	(274)	(11,212)
Inventories	(5,945)	(3,704)
Prepaid expenses and other	(475)	(859)
Accounts payable and accrued expenses	(2,339)	7,667
Current income taxes payable	1,147	3,957
Other assets and liabilities	81	(1,327)
Net cash provided by operating activities	38,770	29,051

Cash flows from investing activities:
Capital expenditures	(7,473)	(9,710)
Sales of marketable securities	17,575	13,206
Purchases of marketable securities	(45,050)	(15,590)
Proceeds from sale of investment	—	1,044
Business acquisition	—	(4,710)
Proceeds from sale of assets	295	275
Net cash used in investing activities	(34,653)	(15,485)

Cash flows from financing activities:
Cash dividends paid	(4,812)	(4,012)
Payments on long-term debt and capital leases	(243)	(338)
Notes payable to banks, net	221	(766)
Common stock issued under share-based compensation plans	2,709	1,306
Excess tax benefit from exercise of stock options and stock appreication rights	967	—
Net cash used in financing activities	(1,158)	(3,810)

Effect of exchange rate changes	(2,951)	(357)

Change in cash and cash equivalents	8	9,399
Cash and cash equivalents at beginning of period	30,482	25,584
Cash and cash equivalents at end of period	$30,490	$34,983